                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 10)


                    City Investing Company Liquidating Trust

                                (Name of Issuer)


                       Trust Units of Beneficial Interest

                         (Title of Class of Securities)


                               CUSIP No. 177900107

                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 October 2, 1998

             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)

                               Page 1 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      3,248,143
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      3,248,143
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,248,143
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      2,801,752
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      2,801,752
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,801,752
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.2 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,786,772
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,786,772
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,786,772
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.6 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      286,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      286,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         286,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,064,261
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,064,261
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,064,261
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.7 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,718,385
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,718,385
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,718,385
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      9,187,528
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      9,187,528
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,187,528
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         23.6 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      9,187,528
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      9,187,528
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,187,528
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         23.6 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 33 Pages

                                     13D
===============================
CUSIP No. 177900107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [    ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,905,913
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,905,913
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,905,913
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [     ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 33 Pages

      This Amendment No. 10 to Schedule 13D amends the Schedule 13D initially filed on February 19, 1991 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2. Identity and Background

      The footnote to Item 2 is amended and restated in its entirety as follow:

      Of the Units reported by FCMLLC on behalf of the Managed Accounts, 817,400 Units (equal to approximately 2.1% of the total Units currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

Item 3.  Source and Amount of Funds and Other Consideration.

      Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) is approximately $412,936.12 for the 344,265 Units acquired by FCP since the filing of the prior
Schedule 13D, approximately $823,173.12 for the 686,000 Units acquired by FCIP since the filing of the prior Schedule 13D, approximately $114,547.50 for the 95,500 Units acquired by FCIP II since the filing of the prior Schedule 13D, approximately $91,303.12 for the 76,100 Units acquired by FCIP III since the filing of the prior Schedule 13D, approximately $45,705.62 for the 38,100 Units acquired by Tinicum since the filing of the prior Schedule 13D and approximately $802,008.75 for the 668,600 Units acquired by the Managed Accounts since the filing of the prior Schedule 13D.

      The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and

                              Page 19 of 33 Pages
the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units.

Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

A. Farallon Capital Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote One hereto is calculated based upon the 38,979,372 Units outstanding as of June 30, 1998 as reported by the Company in its Form 10-Q for the period ended June 30, 1998 filed with the Securities and Exchange Commission on July 29, 1998.

     (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales of the Units in the past 60 days are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

B. Farallon Capital Institutional Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

     (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales of the Units in the past 60 days are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

                              Page 20 of 33 Pages

     (e)  Not applicable.

C. Farallon Capital Institutional Partners II, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  FCIP  II  is  incorporated   herein  by
               reference.

     (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales of the Units in the past 60 days are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

D. Farallon Capital Institutional Partners III, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

     (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales of the Units in the past 60 days are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

E. Tinicum Partners, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Tinicum  is   incorporated   herein  by
               reference.

     (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales of the Units in the past 60 days are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                              Page 21 of 33 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

F. Farallon Capital Management, L.L.C.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

     (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales of the Units by the Managed Accounts in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

     (e)  Not applicable.

G. Farallon Partners, L.L.C.

     (a), (b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

H. Enrique H. Boilini

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Boilini  is   incorporated   herein  by
               reference.

     (c)  None.

                              Page 22 of 33 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

I. David I. Cohen

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

J. Joseph F. Downes

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

K. Fleur E. Fairman

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fairman  is   incorporated   herein  by
               reference.

     (c)  None.

                              Page 23 of 33 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. Fairman is a managing member of FPLLC.

     (e)  Not applicable.

      L.   Jason M. Fish

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

M. Andrew B. Fremder

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fremder  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

N. William F. Mellin

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition

                              Page 24 of 33 Pages
          of the proceeds of the sale of the Units held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

O. Stephen L. Millham

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Millham  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

P. Meridee A. Moore

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

Q. Thomas F. Steyer

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

                              Page 25 of 33 Pages

     (e)  Not applicable.

      The Units reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Units. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Units.


                              Page 26 of 33 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 8, 1998


                        /s/ Thomas F. Steyer
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member



                        /s/ Thomas F. Steyer
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member



                        /s/ Thomas F. Steyer
                        Thomas F. Steyer, individually and as
                        attorney-in-fact
                        for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, William F. Mellin,
                        Stephen L. Millham, and Meridee A. Moore.


      The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference.

                              Page 27 of 33 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                              NO. OF UNITS
                              PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)               PER UNIT
                                                  (including commission)

        09-02-98                2,600 (P)                 $1.14
        09-17-98                2,200 (P)                 $1.19
        10-02-98               339,465 (P)                $1.20

                              Page 28 of 33 Pages

                                   SCHEDULE B

                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                              NO. OF UNITS
                              PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)               PER UNIT
                                                  (including commission)

        09-02-98                1,800 (P)                 $1.14
        09-17-98                2,800 (P)                 $1.19
        10-02-98               679,100 (P)                $1.20
        10-05-98                2,300 (P)                 $1.25


                              Page 29 of 33 Pages

                                   SCHEDULE C

               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                              NO. OF UNITS
                              PURCHASED (P)               PRICE
       TRADE DATE              OR SOLD (S)              PER UNIT
                                                 (including commission)

        09-02-98                 800 (P)                  $1.14
        09-17-98                 400 (P)                  $1.19
        10-02-98               94,300 (P)                 $1.20


                              Page 30 of 33 Pages

                                   SCHEDULE D

              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                              NO. OF UNITS
                              PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)               PER UNIT
                                                  (including commission)

        09-02-98                 200 (P)                  $1.14
        09-17-98                 400 (P)                  $1.19
        10-02-98               75,500 (P)                 $1.20


                              Page 31 of 33 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                              NO. OF UNITS
                              PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)               PER UNIT
                                                  (including commission)

        09-02-98                 200 (P)                  $1.14
        09-17-98                 200 (P)                  $1.19
        10-02-98               37,700 (P)                 $1.20


                              Page 32 of 33 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                              NO. OF UNITS
                              PURCHASED (P)                PRICE
       TRADE DATE              OR SOLD (S)               PER UNIT
                                                  (including commission)

        09-02-98                4,400 (P)                 $1.14
        09-17-98                3,900 (P)                 $1.19
        10-02-98               641,300 (P)                $1.20

        09-17-98                 100 (P)                  $1.19
        10-02-98               18,900 (P)                 $1.20


                              Page 33 of 33 Pages